UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 16, 2008

ICO GLOBAL COMMUNICATIONS (HOLDINGS)
LIMITED

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Plaza America Tower I 11700 Plaza America Drive, Suite 1010 Reston, Virginia		20190
(Address of Principal Executive Offices)		(Zip Code)

(703) 964-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 16, 2008, Nicolas Kauser has been elected to the Board of Directors (“Board”) of ICO Global Communications (Holdings) Limited (“Company”).   Mr. Kauser has been a principal of Eagle River Holdings, LLC since 2003, and he currently serves on the boards of RadioFrame Networks and Triquint Semiconductor (Nasdaq: TQNT).  From 1990 through 1998, Mr. Kauser held the position of chief technology officer at AT&T Wireless Services and was also the chief technology officer of Clearwire Corporation from January 2005 until August 2007.  Mr. Kauser also served as president of Clearwire International.

In connection with his appointment to the Board, Mr. Kauser was granted an option to purchase 100,000 shares of the Company’s Class A common stock pursuant to the Company’s Board Compensation Policy.  The grant was effective December 16,  2008, with an exercise price equal to the closing price of the Company’s Class A common stock on the Nasdaq Global Market on that date.  This option will vest and become exercisable in four, equal annual installments beginning with the date the option was granted, with the result that the option becomes fully vested following four years of service on the Board.

Additionally, on December 16, 2008, Donna Alderman, R. Gerard Salemme and Benjamin Wolff resigned from the Company’s Board.  The resignations are not as a result of any disagreement with management regarding the Company’s operations, policies, practices or otherwise.

A copy of the Company’s press release, dated December 19,  2008, announcing the election of Mr. Kauser and the resignations of Messrs. Salemme and Wolf and Ms. Alderman is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

           (d) Exhibits.

Exhibit No.	Description
99.1	Press release dated December 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
(Registrant)

	By:	/s/ John L. Flynn
December 19, 2008		John L. Flynn Executive Vice President, General Counsel and Corporate Secretary